Exhibit 5(b)

Sven Dumoulin
Group Secretary

November 18, 2008

Unilever Group

Registration Statement on Form F-3

Ladies and Gentlemen:

I have acted as English Counsel in connection with the issue from time to time by Unilever N.V. (“N.V.”) or Unilever Capital Corporation, a corporation organised under the laws of the state of Delaware, as the case may be, of guaranteed debt securities (the “Debt Securities”), payment of principal, premium, if any, and interest, if any, in respect of which is guaranteed jointly and severally by Unilever United States, Inc., and either or both of N.V. and Unilever PLC (“PLC”) (depending on whether N.V. is the issuer of a particular series of Debt Securities). The Debt Securities are being registered under the United States Securities Act of 1933 pursuant to a registration statement (including a prospectus) on Form F-3 (the “Registration Statement”).

The guarantees of the Debt Securities are hereafter referred to as the “Guarantees”.

In that connection I have examined originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary for the purpose of this opinion, including the following:

(a)                                  the Certificate of Incorporation and the Memorandum and Articles of Association of PLC, including all amendments thereto;

(b)                                 the Minutes of Proceedings of a Committee of the Board of Directors of PLC at a meeting thereof held on 17 November 2008, an extract of the minutes of a meeting of the Board of Directors of PLC held on 17 November 2008 and an extract from the Governance of Unilever PLC approved on 26 February, 2008 ; and

(c)                                  the Indenture included as an exhibit to the Registration Statement relating to the issuance and sale of the Debt Securities.

For the purposes of this letter I have assumed:

(i)            that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(ii)           that the copy of the Memorandum and Articles of Association of the Issuer examined is complete and up to date and would, if issued today, comply, as respects the Articles of Association with Section 380(2) of the Companies Act 1985;

(iii)          that the issue of the Debt Securities will not cause any limit on the giving of guarantees, to which PLC is subject, to be exceeded; and

(iv)          that the directors of PLC have complied with their duties as directors in so far as relevant to this opinion letter.

Based on the foregoing I am of the opinion that:

1.             PLC is a public limited company which has been duly incorporated and is validly existing under the laws of England and Wales.

2.             The Indenture and the Guarantees have been authorised by all necessary corporate action on the part of PLC.

In giving the above opinion I express no opinion as to any laws other than the laws of England.

I know that I am referred to under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and, in addition, in the first paragraph of Page 1 of such Prospectus and I hereby consent to the use of my name in the Registration Statement as Exhibit 5(b) thereto.

Yours faithfully

/s/ Sven Dumoulin

Sven Dumoulin